UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13D

Under the Securities Exchange Act of 1934

(Amendment No. 7)*

LEXMARK INTERNATIONAL, INC.

(Name of Issuer)

Class A Common Stock, $0.01 par value

(Title of Class of Securities)

529771107

(CUSIP Number)

Paul Friedman

BlueMountain Capital Management, LLC

280 Park Avenue, 5th Floor East

New York, New York 10017

212-905-3990

(Name, Address and Telephone Number of Person Authorized to Receive Notices and Communications)

December 6, 2013

(Date of Event which Requires Filing of This Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of ss. 240.13d-1(e), 240.13d-1(f) or 240.13d-1(g), check the following box  ☐.

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See ss. 240.13d-7(b) for other parties to whom copies are to be sent.

*	The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 529771107	Schedule 13D	Page 2 of 29

(1)	Name of reporting persons. BlueMountain Capital Management, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 4,415,001
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 4,415,001
(11)	Aggregate amount beneficially owned by each reporting person 4,415,001
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 7.1%(1)
(14)	Type of reporting person (see instructions) IA

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 3 of 29

(1)	Name of reporting persons. BlueMountain GP Holdings, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 3,789,984
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 3,789,984
(11)	Aggregate amount beneficially owned by each reporting person 3,789,984
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 6.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 4 of 29

(1)	Name of reporting persons. Blue Mountain Credit Alternatives Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,685,064
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,685,064
(11)	Aggregate amount beneficially owned by each reporting person 1,685,064
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.7%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 5 of 29

(1)	Name of reporting persons. Blue Mountain CA Master Fund GP, Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,685,064
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,685,064
(11)	Aggregate amount beneficially owned by each reporting person 1,685,064
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.7%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 6 of 29

(1)	Name of reporting persons. BlueMountain Long/Short Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 418,103
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 418,103
(11)	Aggregate amount beneficially owned by each reporting person 418,103
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.7%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 7 of 29

(1)	Name of reporting persons. BlueMountain Long/Short Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 418,103
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 418,103
(11)	Aggregate amount beneficially owned by each reporting person 418,103
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.7%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 8 of 29

(1)	Name of reporting persons. BlueMountain Distressed Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 103,304
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 103,304
(11)	Aggregate amount beneficially owned by each reporting person 103,304
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 9 of 29

(1)	Name of reporting persons. BlueMountain Distressed GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 103,304
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 103,304
(11)	Aggregate amount beneficially owned by each reporting person 103,304
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 10 of 29

(1)	Name of reporting persons. BlueMountain Strategic Credit Master Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 214,690
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 214,690
(11)	Aggregate amount beneficially owned by each reporting person 214,690
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.3%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 11 of 29

(1)	Name of reporting persons. BlueMountain Strategic Credit GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 214,690
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 214,690
(11)	Aggregate amount beneficially owned by each reporting person 214,690
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.3%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 12 of 29

(1)	Name of reporting persons. BlueMountain Timberline Ltd.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 102,506
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 102,506
(11)	Aggregate amount beneficially owned by each reporting person 102,506
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.2%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 13 of 29

(1)	Name of reporting persons. BlueMountain Credit Opportunities Master Fund I L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,280,941
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,280,941
(11)	Aggregate amount beneficially owned by each reporting person 1,280,941
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 14 of 29

(1)	Name of reporting persons. BlueMountain Credit Opportunities GP I, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 1,280,941
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 1,280,941
(11)	Aggregate amount beneficially owned by each reporting person 1,280,941
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 2.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 15 of 29

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund L.P.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Cayman Islands
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 87,882
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 87,882
(11)	Aggregate amount beneficially owned by each reporting person 87,882
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 16 of 29

(1)	Name of reporting persons. BlueMountain Kicking Horse Fund GP, LLC
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Delaware, United States of America
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 87,882
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 87,882
(11)	Aggregate amount beneficially owned by each reporting person 87,882
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) OO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 17 of 29

(1)	Name of reporting persons. AAI BlueMountain Fund PLC*
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Ireland
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 54,231
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 54,231
(11)	Aggregate amount beneficially owned by each reporting person 54,231
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.1%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.
*	The shares of Common Stock are owned by BlueMountain Long/Short Credit and Distressed Reflection Fund, a sub-fund of AAI BlueMountain Fund PLC.

CUSIP No. 529771107	Schedule 13D	Page 18 of 29

(1)	Name of reporting persons. BlueMountain Montenvers Master Fund SCA SICAV-SIF
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 468,280
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 468,280
(11)	Aggregate amount beneficially owned by each reporting person 468,280
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.8%(1)
(14)	Type of reporting person (see instructions) PN

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 19 of 29

(1)	Name of reporting persons. BlueMountain Montenvers GP S.à r.l.
(2)	Check the appropriate box if a member of a group (see instructions) (a) ☒ (b) ☐
(3)	SEC use only
(4)	Source of funds (see instructions) WC
(5)	Check if disclosure of legal proceedings is required pursuant to Items 2(d) or 2(e) ☐
(6)	Citizenship or place of organization Luxembourg
Number of shares beneficially owned by each reporting person with	(7)	Sole voting power 0
	(8)	Shared voting power 468,280
	(9)	Sole dispositive power 0
	(10)	Shared dispositive power 468,280
(11)	Aggregate amount beneficially owned by each reporting person 468,280
(12)	Check box if the aggregate amount in Row (11) excludes certain shares (see instructions) ☐
(13)	Percent of class represented by amount in Row (11) 0.8%(1)
(14)	Type of reporting person (see instructions) CO

(1)	All percentages set forth in this Schedule 13D are based upon the Issuer’s 62,099,191 outstanding shares of Common Stock as reported in the Issuer’s Form 10-Q filed with the Securities and Exchange Commission on November 7, 2013.

CUSIP No. 529771107	Schedule 13D	Page 20 of 29

ITEM 1.	Security of the Issuer.

This Amendment No. 7 (this “Amendment No. 7”) amends the Schedule 13D (the “Schedule 13D”) filed with the Securities and Exchange Commission (the “SEC”) on April 26, 2013, as amended by Amendment No. 1 to the Schedule 13D filed on June 5, 2013, Amendment No. 2 to the Schedule 13D filed on June 12, 2013, Amendment No. 3 to the Schedule 13D filed on June 13, 2013, Amendment No. 4 to the Schedule 13D filed on July 30, 2013, Amendment No. 5 to the Schedule 13D filed on December 5, 2013 (“Amendment No. 5”) and Amendment No. 6 (“Amendment No. 6”) to the Schedule 13D filed on December 9, 2013, relating to the Class A Common Stock, par value $0.01 per share (the “Common Stock”), of Lexmark International, Inc., a Delaware corporation (the “Issuer”). The Issuer’s principal executive office is located at One Lexmark Centre Drive, 740 West New Circle Road, Lexington, Kentucky 40550. Unless specifically amended hereby, the disclosures set forth in the Schedule 13D remain unchanged. Capitalized terms used and not defined in this Amendment No. 7 have the meaning set forth in the Schedule 13D. This Amendment No. 7 is being filed solely to correct Amendment No. 5 and Amendment No. 6. This Amendment No. 7 is being filed to amend Item 5 and Item 7 of the Schedule 13D as follows:

ITEM 5.	Interest in Securities of the Issuer.

Paragraphs (a), (b) and (c) of Item 5 of Amendment No. 6 are hereby amended and restated in their entirety as follows:

(a) and (b) The 4,415,001 shares of Common Stock beneficially owned, in the aggregate, by the BlueMountain Funds as of December 6, 2013, represent approximately 7.1% of the issued and outstanding shares of Common Stock of the Issuer, with such percentage calculated in accordance with Rule 13d-3 under the Securities Exchange Act of 1934, as amended. A further detailed breakdown of the Reporting Persons’ beneficial ownership of Common Stock is as follows:

A.	Investment Manager

(a)	Amount beneficially owned: 4,415,001

Percent of class: 7.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 4,415,001.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 4,415,001.

B.	Ultimate General Partner

(a)	Amount beneficially owned: 3,789,984

Percent of class: 6.1%

CUSIP No. 529771107	Schedule 13D	Page 21 of 29

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 3,789,984.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 3,789,984.

C.	Credit Alternatives

(a)	Amount beneficially owned: 1,685,064

Percent of class: 2.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,685,064.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,685,064.

D.	BMCA GP

(a)	Amount beneficially owned: 1,685,064

Percent of class: 2.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,685,064.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,685,064.

CUSIP No. 529771107	Schedule 13D	Page 22 of 29

E.	Long/Short Credit

(a)	Amount beneficially owned: 418,103

Percent of class: 0.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 418,103.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 418,103.

F.	Long/Short Credit GP

(a)	Amount beneficially owned: 418,103

Percent of class: 0.7%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 418,103.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 418,103.

G.	Distressed

(a)	Amount beneficially owned: 103,304

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 103,304.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 103,304.

CUSIP No. 529771107	Schedule 13D	Page 23 of 29

H.	Distressed GP

(a)	Amount beneficially owned: 103,304

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 103,304.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 103,304.

I.	Strategic Credit

(a)	Amount beneficially owned: 214,690

Percent of class: 0.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 214,690.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 214,690.

J.	Strategic Credit GP

(a)	Amount beneficially owned: 214,690

Percent of class: 0.3%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 214,690.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 214,690.

CUSIP No. 529771107	Schedule 13D	Page 24 of 29

K.	Timberline

(a)	Amount beneficially owned: 102,506

Percent of class: 0.2%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 102,506.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 102,506.

L.	COF

(a)	Amount beneficially owned: 1,280,941

Percent of class: 2.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,280,941.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,280,941.

M.	COF GP

(a)	Amount beneficially owned: 1,280,941

Percent of class: 2.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 1,280,941.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 1,280,941.

CUSIP No. 529771107	Schedule 13D	Page 25 of 29

N.	Kicking Horse

(a)	Amount beneficially owned: 87,882

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 87,882.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 87,882.

O.	Kicking Horse GP

(a)	Amount beneficially owned: 87,882

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 87,882.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 87,882.

P.	AAI

(a)	Amount beneficially owned: 54,231

Percent of class: 0.1%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 54,231.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 54,231.

Q.	Montenvers

(a)	Amount beneficially owned: 468,280

Percent of class: 0.8%

CUSIP No. 529771107	Schedule 13D	Page 26 of 29

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 468,280.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 468,280.

R.	Montenvers GP

(a)	Amount beneficially owned: 468,280

Percent of class: 0.8%

(b)	Number of shares as to which the person has:

(i)	Sole power to vote or to direct the vote -0-.

(ii)	Shared power to vote or to direct the vote 468,280.

(iii)	Sole power to dispose or to direct the disposition of -0-.

(iv)	Shared power to dispose or to direct the disposition of 468,280.

The Investment Manager, each General Partner and the Ultimate General Partner, each expressly declare that this filing shall not be construed as an admission that each is, for the purposes of sections 13(d) or 13(g) of the Act, the beneficial owner of any securities covered by this filing.

None of the Reporting Persons beneficially own any other shares of Common Stock of the Issuer.

(c) The following transactions in the Common Stock were effected by the Reporting Persons in the open market on and following December 3, 2013. The transactions listed below dated December 3, 2013 amend and restate in their entirety the transactions dated December 3, 2013 reported in Item 5(c) of Amendment No. 5.

TradeDt	InsType	Fund	Ticker	Ccy	Number	ExecPrc	EqyType	Cpty
12/3/2013	Eqy	Credit Alternatives	LXK	USD	(11,375)	35.70655	Stock	BARCLN
12/3/2013	Eqy	Credit Alternatives	LXK	USD	(65,782)	35.69165	Stock	BARCLN
12/3/2013	Eqy	Credit Alternatives	LXK	USD	(5,827)	35.48787	Stock	BARCLN
12/3/2013	Eqy	Credit Opportunities	LXK	USD	(6,173)	35.70655	Stock	BARCLN
12/3/2013	Eqy	Credit Opportunities	LXK	USD	(35,776)	35.69165	Stock	BARCLN
12/3/2013	Eqy	Credit Opportunities	LXK	USD	(3,177)	35.48787	Stock	BARCLN
12/3/2013	Eqy	Strategic Credit	LXK	USD	(1,241)	35.70655	Stock	BARCLN
12/3/2013	Eqy	Strategic Credit	LXK	USD	(7,194)	35.69165	Stock	BARCLN
12/3/2013	Eqy	Strategic Credit	LXK	USD	(639)	35.48787	Stock	BARCLN
12/3/2013	Eqy	Timberline	LXK	USD	(698)	35.70655	Stock	BARCLN
12/3/2013	Eqy	Timberline	LXK	USD	(4,033)	35.69165	Stock	BARCLN
12/3/2013	Eqy	Timberline	LXK	USD	(357)	35.48787	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(15,256)	36.13373	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(1,689)	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(7,404)	35.95163	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(14,561)	36.03163	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(69,834)	36.13755	Stock	BARCLN
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(16,059)	36.19695	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(3,325)	36.15781	Stock	SABENY
12/4/2013	Eqy	Credit Alternatives	LXK	USD	(50,084)	36.29286	Stock	SABENY
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(27,339)	36.29286	Stock	SABENY
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(8,765)	36.19695	Stock	SABENY
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(1,814)	36.15781	Stock	SABENY
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(8,334)	36.13373	Stock	SABENY
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(922)	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(38,123)	36.13755	Stock	BARCLN
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(7,949)	36.03163	Stock	BARCLN
12/4/2013	Eqy	Credit Opportunities	LXK	USD	(4,041)	35.95163	Stock	BARCLN
12/4/2013	Eqy	Strategic Credit	LXK	USD	(5,498)	36.29286	Stock	SABENY
12/4/2013	Eqy	Strategic Credit	LXK	USD	(1,763)	36.19695	Stock	SABENY
12/4/2013	Eqy	Strategic Credit	LXK	USD	(365)	36.15781	Stock	SABENY
12/4/2013	Eqy	Strategic Credit	LXK	USD	(1,676)	36.13373	Stock	SABENY
12/4/2013	Eqy	Strategic Credit	LXK	USD	(185)	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Strategic Credit	LXK	USD	(7,667)	36.13755	Stock	BARCLN
12/4/2013	Eqy	Strategic Credit	LXK	USD	(1,598)	36.03163	Stock	BARCLN
12/4/2013	Eqy	Strategic Credit	LXK	USD	(813)	35.95163	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	USD	(935)	36.13373	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	USD	(104)	35.93603	Stock	CSFBNY
12/4/2013	Eqy	Timberline	LXK	USD	(454)	35.95163	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	USD	(892)	36.03163	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	USD	(4,281)	36.13755	Stock	BARCLN
12/4/2013	Eqy	Timberline	LXK	USD	(985)	36.19695	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	USD	(204)	36.15781	Stock	SABENY
12/4/2013	Eqy	Timberline	LXK	USD	(3,070)	36.29286	Stock	SABENY
12/5/2013	Eqy	Montenvers	LXK	USD	(48,513)	35.1587	Stock	BARCLN
12/5/2013	Eqy	Credit Opportunities	LXK	USD	(1,361)	35.21351	Stock	BARCLN
12/5/2013	Eqy	Credit Opportunities	LXK	USD	(48,514)	35.1587	Stock	BARCLN
12/5/2013	Eqy	Long/Short Credit	LXK	USD	(2,204)	35.21351	Stock	BARCLN
12/5/2013	Eqy	Long/Short Credit	LXK	USD	(26,621)	35.1587	Stock	BARCLN
12/5/2013	Eqy	Strategic Credit	LXK	USD	(48,514)	35.1587	Stock	BARCLN
12/6/2013	Eqy	Distressed	LXK	USD	(8,707)	35.41999	Stock	BARCLN
12/6/2013	Eqy	Distressed	LXK	USD	(2,583)	35.50052	Stock	SABENY
12/6/2013	Eqy	Montenvers	LXK	USD	(19,955)	35.41999	Stock	BARCLN
12/6/2013	Eqy	Credit Alternatives	LXK	USD	(33,142)	35.50052	Stock	SABENY
12/6/2013	Eqy	Credit Opportunities	LXK	USD	(24,065)	35.41999	Stock	BARCLN
12/6/2013	Eqy	Credit Opportunities	LXK	USD	(31,554)	35.50052	Stock	SABENY
12/6/2013	Eqy	Kicking Horse	LXK	USD	(6,935)	35.41999	Stock	BARCLN
12/6/2013	Eqy	Kicking Horse	LXK	USD	(2,194)	35.50052	Stock	SABENY
12/6/2013	Eqy	Long/Short Credit	LXK	USD	(20,955)	35.41999	Stock	BARCLN
12/6/2013	Eqy	Long/Short Credit	LXK	USD	(10,795)	35.50052	Stock	SABENY
12/6/2013	Eqy	Strategic Credit	LXK	USD	(15,539)	35.41999	Stock	BARCLN
12/6/2013	Eqy	Timberline	LXK	USD	(2,987)	35.50052	Stock	SABENY
12/6/2013	Eqy	AAI	LXK	USD	(3,844)	35.41999	Stock	BARCLN

ITEM 7.	Material to be Filed as Exhibits.

The following shall be added to the end of Item 7.

8. Joint Filing Agreement dated December 16, 2013, attached as Exhibit 8 hereto.

CUSIP No. 529771107	Schedule 13D	Page 27 of 29

SIGNATURES

After reasonable inquiry and to the best of the undersigned’s knowledge and belief, each of the undersigned certifies that the information set forth in this statement is true, complete and correct.

DATED: December 16, 2013

BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUE MOUNTAIN CREDIT ALTERNATIVES MASTER FUND L.P.
BY: BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUE MOUNTAIN CA MASTER FUND GP, LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN LONG/SHORT CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED MASTER FUND L.P.
BY: BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN DISTRESSED GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

CUSIP No. 529771107	Schedule 13D	Page 28 of 29

BLUEMOUNTAIN STRATEGIC CREDIT MASTER FUND L.P.
BY: BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN STRATEGIC CREDIT GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN TIMBERLINE LTD.

By:	/s/ ANDREW FELDSTEIN
Andrew Feldstein, Director

BLUEMOUNTAIN CREDIT OPPORTUNITIES MASTER FUND I L.P.
BY: BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN CREDIT OPPORTUNITIES GP I, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND L.P.
BY: BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN KICKING HORSE FUND GP, LLC
BY: BLUEMOUNTAIN GP HOLDINGS, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

BLUEMOUNTAIN LONG/SHORT CREDIT AND DISTRESSED REFLECTION FUND,
A SUB-FUND OF AAI BLUEMOUNTAIN FUND PLC
BY: BLUEMOUNTAIN CAPITAL MANAGEMENT, LLC

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Chief Compliance Officer

CUSIP No. 529771107	Schedule 13D	Page 29 of 29

BLUEMOUNTAIN MONTENVERS MASTER FUND SCA SICAV-SIF
BY: BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

BLUEMOUNTAIN MONTENVERS GP S.à r.l.

By:	/s/ PAUL FRIEDMAN
Paul Friedman, Authorized Person

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative (other than an executive officer or general partner of the filing person), evidence of the representative’s authority to sign on behalf of such person shall be filed with the statement; provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.

ATTENTION: INTENTIONAL MISSTATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)